AMCON Distributing Company
                         7405 Irvington Road
                           Omaha, NE  68122








                               Want Cash?

                               Need Cash?

                        Call your Broker Now!

If approved by stockholders, AMCON Distributing Company plans to conduct a 1-for-6 reverse stock split. This will give stockholders who own fewer than 6 shares of AMCON's Common Stock immediately prior to the reverse stock split the right to receive in cash the fair value of the shares as determined by the Board of Directors.

If you own less than 6 shares of AMCON's Common Stock and wish to turn in your shares for cash WITHOUT a brokerage fee, please call or contact your broker immediately. Direct your broker to convert the title of your shares of AMCON's Common Stock from street name to your name.

Please contact Michael D. James, Secretary of AMCON Distributing
Company at AMCON Distributing Company, 7405 Irvington Road, Omaha, Nebraska 68122 with any questions.



                                      ---------------------------
                                      Michael D. James, Secretary
January 26, 2004